CONTACT:	David H. Sternblitz
Vice President and Treasurer
(972) 580-5047

ZALE ANNOUNCES INCREASE IN SECOND QUARTER EPS TO $1.91

DALLAS, Texas, February 18, 2005 - Zale Corporation (NYSE: ZLC), North America’s largest specialty retailer of fine jewelry, today announced net earnings of $99 million, or $1.91 per diluted share, for the Company’s second quarter ended January 31, 2005. For the same period last year, the Company reported net earnings of $97 million, or $1.83 per diluted share. This represents an increase of 4.4% on a per share basis over the prior year.

Total revenues for the second quarter ended January 31, 2005 were $972 million, compared to $949 million for the same period last year, an increase of 2.5%. Comparable store sales decreased 0.6% for the same period.

Revenues for the year-to-date totaled $1.395 billion, compared to $1.366 billion for the same period last year, an increase of 2.2%. On a comparable store basis, year-to-date sales decreased 0.7%. Year-to-date net earnings totaled $88 million or $1.69 per diluted share. For the same period last year, net earnings were $88 million, or $1.63 per diluted share. This represents a 3.7% increase on a per share basis for the year-to-date over last year.

“By maintaining tight disciplines in the business, we kept our inventory and expense structure in line with our plan,” commented Mary L. Forté, President and Chief Executive Officer. “This minimized the impact of our revenue shortfall to plan and allowed us to deliver earnings per share growth over the prior year.”

Ms. Forté continued, “We feel good about the strategy we have in place. We are focusing at the Zales brand on implementing direct product sourcing, refining the merchandise mix and improving store productivity. The remaining brands all had positive comparable store sales increases for the quarter and are showing improvement from a number of our corporate initiatives. The early completion of our $50 million stock repurchase program signifies the confidence we have in our ability to continue executing the game plan as we enter the back half of our fiscal year.”

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As previously announced, a conference call will be held today at 9:00 a.m. Eastern Time. Parties interested in participating should dial 706-643-7467 five minutes prior to the scheduled start time. A webcast of the call, as well as a replay, will be available on the Company’s Web site at www.zalecorp.com. For additional information, contact Investor Relations.

Zale Corporation is North America’s largest specialty retailer of fine jewelry operating approximately 2,330 retail locations throughout the United States, Canada and Puerto Rico, as well as online. Zale Corporation’s brands include Zales Jewelers, Zales Fine Jewelry Outlet, Gordon’s Jewelers, Bailey Banks & Biddle Fine Jewelers, Peoples Jewellers, Mappins Jewellers and Piercing Pagoda. Through its ZLC Direct organization, Zale also operates online at www.zales.com and www.baileybanksandbiddle.com. Additional information on Zale Corporation and its brands is available at www.zalecorp.com.

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This release contains forward-looking statements, including statements regarding the Company's sales and earnings estimates for the second quarter ending January 31, 2005 which are based upon management's beliefs as well as on assumptions made by and data currently available to management. These forward-looking statements are not guarantees of future performance and a variety of factors could cause the Company's actual results to differ materially from the anticipated or expected results expressed in these forward-looking statements. The following list, which is not intended to be an all-encompassing list of risks and uncertainties affecting the Company, summarizes several factors that could cause the Company's actual results to differ materially from those anticipated or expected in these forward-looking statements: if the general economy performs poorly, discretionary spending on goods that are, or are perceived to be, "luxuries" may not grow and may even decrease; the concentration of a substantial portion of the Company's sales in three, relatively brief selling seasons means that the Company's performance is more susceptible to disruptions; most of the Company's sales are of products that include

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diamonds, precious metals and other commodities, and fluctuations in the availability and pricing of commodities could impact the Company's ability to obtain and produce products at favorable prices; the Company's sales are dependent upon mall traffic; the Company operates in a highly competitive industry; any failure by the Company to manage its inventory effectively will negatively impact sales and earnings; because of the Company's dependence upon a small number of landlords for a substantial number of the Company's locations, any significant erosion of the Company's relationships with those landlords would negatively impact the Company's ability to obtain and retain store locations; changes in regulatory requirements relating to the extension of credit may increase the cost of or adversely affect the Company's operations; any disruption in, or changes to, the Company's private label credit card arrangement with Citi may adversely affect the Company's ability to provide consumer credit and write credit insurance; acquisitions involve special risks, including the possibility that the Company may not be able to integrate acquisitions into its existing operations; and certain other factors described from time to time in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 2004. The Company disclaims any obligation to update or revise publicly or otherwise any forward-looking statements to reflect subsequent events, new information or future circumstances.

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(Tables and reconciliations to follow)

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ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATION
(amounts in thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	January 31,		January 31,
	2005	2004	2005	2004

Total Revenues	$972,332	$949,023	$1,395,106	$1,365,667
Costs and Expenses:
Cost of Sales	480,229	469,936	685,509	675,626
Selling, General and Administrative Expenses	315,937	307,122	532,968	514,911
Cost of Insurance Operations	1,432	1,345	2,868	2,961
Depreciation and Amortization Expense	15,027	14,143	29,231	28,025
Operating Earnings	159,707	156,477	144,530	144,144
Interest Expense, Net	2,257	2,046	4,432	4,382
Earnings Before Income Taxes	157,450	154,431	140,098	139,762
Income Taxes	58,253	57,136	51,833	51,712
Net Earnings	$99,197	$97,295	$88,265	$88,050

Earnings Per Common Share - Basic:
Net Earnings Per Share	$1.94	$1.86	$1.71	$1.66

Earnings Per Common Share - Diluted:
Net Earnings Per Share	$1.91	$1.83	$1.69	$1.63

Weighted Average Number of Common Shares Outstanding:
Basic	51,102	52,198	51,499	52,986
Diluted	51,885	53,156	52,221	53,910

ZALE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)

	January 31,	July 31,	January 31,
	2005	2004	2004

ASSETS
Current Assets:
Cash and Cash Equivalents	$55,541	$63,124	$55,643
Merchandise Inventories	956,956	826,824	872,007
Other Current Assets	55,611	63,956	48,257
Total Current Assets	1,068,108	953,904	975,907

Property and Equipment, Net	280,300	266,688	261,730
Goodwill, Net	90,025	85,583	85,730
Other Assets	35,318	35,909	37,337
Deferred Tax Asset, Net	—	—	20,766
Total Assets	$1,473,751	$1,342,084	$1,381,470

LIABILITIES AND STOCKHOLDERS’ INVESTMENT
Current Liabilities:
Accounts Payable and Accrued Liabilities	$464,668	$319,599	$417,453
Deferred Tax Liability, Net	51,313	51,417	46,187
Total Current Liabilities	515,981	371,016	463,640

Non-current Liabilities	40,035	42,486	99,876
Deferred Tax Liability, Net	5,781	4,968
Long-term Debt	135,800	197,500	138,700

Commitments and Contingencies

Stockholders’ Investment:
Preferred Stock	—	—	—
Common Stock	523	521	426
Additional Paid-In Capital	69,431	63,661	600,703
Accumulated Other Comprehensive Income	21,175	13,470	15,236
Accumulated Earnings	736,727	648,462	677,172
Deferred Compensation	(1,702)	—	—
	826,154	726,114	1,293,537
Treasury Stock	(50,000)	—	(614,283)
Total Stockholders’ Investment	776,154	726,114	679,254
Total Liabilities and Stockholders’ Investment	$1,473,751	$1,342,084	$1,381,470